Exhibit 99

Dyax Corp. Announces Fourth Quarter and Full Year 2013 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--February 28, 2014--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2013. Dyax will host a webcast and conference call at 8:30 a.m. (ET) today to review financial results and provide updates regarding its key value drivers – the hereditary angioedema (HAE) business, including KALBITOR® (ecallantide) and DX-2930, and the Licensing and Funded Research Portfolio (LFRP).

Highlights include:

  Positive results from the Phase 1a clinical study of DX-2930, Dyax’s investigational product being developed for the prevention of HAE attacks;
  DX-2930 program on track to commence a Phase 1b clinical study in mid-2014;
  KALBITOR net sales for the fourth quarter 2013 increased to $12.6 million;
  KALBITOR patient demand units (units sold by distributors to hospitals or patients) increased in the fourth quarter by an estimated 11% over the third quarter of 2013;
  Cash, cash equivalents and investments at December 31, 2013 totaled approximately $111.4 million.

“Dyax achieved a number of milestones during 2013, including the advancement of DX-2930 into human clinical trials, profitability of the KALBITOR business, and a significant strengthening of our balance sheet,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “Several LFRP product candidates saw positive data readouts in 2013, and last week Eli Lilly reported positive results from the REVEL study, their global Phase 3 trial evaluating the most advanced LFRP product candidate, ramucirumab, in lung cancer.”

Mr. Christensen added: “Looking forward to 2014, Dyax will continue to serve the HAE community and is on track to begin by mid-year the Phase 1b clinical study of DX-2930 in HAE patients. We are also expecting a number of key events from the LFRP, including regulatory action on Lilly’s ramucirumab submission for the treatment of advanced gastric cancer.”

2013 Fourth Quarter and Full Year Financial Results

Total revenues for the fourth quarter ended December 31, 2013 were $16.9 million, as compared to $16.0 million for the comparable quarter in 2012. These include KALBITOR net sales of $12.6 million and $11.8 million for the fourth quarter of 2013 and 2012, respectively.

Total revenues for the twelve months ended December 31, 2013 were $53.9 million, compared to $54.7 million for the comparable period in 2012, and included $40.5 million and $39.8 million of KALBITOR net sales for the comparable periods in 2013 and 2012, respectively.

Dyax expects quarterly and annual revenues to continue to fluctuate due to the timing and amount of distributor demand, future milestone payments, clinical activities of collaborators and licensees, and timing and completion of contractual commitments.

Cost of product sales for KALBITOR was approximately $700,000 for both the fourth quarters of 2013 and 2012. For the twelve months ended December 31, 2013, cost of product sales were $2.7 million, as compared to $2.2 million for the comparable period in 2012. For the fourth quarter of 2013, KALBITOR net sales were from product manufactured following the FDA’s approval of KALBITOR for sale in the United States and, therefore, cost of product sales reflects the full manufacturing cost. Costs associated with manufacturing KALBITOR prior to FDA approval were expensed as research and development costs and, accordingly, are not included in cost of product sales during the 2012 and earlier 2013 quarters.

Research and development expenses at Dyax are primarily related to the following research and development initiatives: 1) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, together with other research programs; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax licensees under the LFRP.

Research and development expenses for the fourth quarter of 2013 were $6.5 million, as compared to $7.4 million for the comparable quarter in 2012. For the twelve months ended December 31, 2013, research and development expenses were $29.7 million, as compared to $30.0 million for the same period in 2012. These expenses decreased in the fourth quarter of 2013, primarily due to a lower level of expenditure associated with DX-2930. For the 2013 year, DX-2930 costs increased over 2012 and the net decrease in research and development costs were primarily due to lower KALBITOR medical support and post-marketing expenditures.

Selling, general and administrative expenses were $8.9 million for the fourth quarter of 2013, as compared to $10.0 million for the comparable quarter in 2012. For the twelve months ended December 31, 2013, selling, general and administrative costs were $38.7 million, as compared to $39.9 million for the same period in 2012.

For the quarter ended December 31, 2013, Dyax reported a net loss of $2.0 million, or $0.02 per share attributable to common stockholders, as compared to a net loss of $4.8 million, or $0.05 per share, for the comparable quarter in 2012. For the twelve months ended December 31, 2013, Dyax reported a net loss of $27.8 million, or $0.26 per share attributable to common stockholders, as compared to a net loss of $29.3 million, or $0.30 per share, for the comparable period in 2012.

As of December 31, 2013, Dyax had cash, cash equivalents, and investments totaling $111.4 million, exclusive of restricted cash.

Financial Guidance

Dyax financial guidance for 2014:

  Top-line total revenue to be in the range of $53-59 million, including KALBITOR net sales of $44-49 million.
    Due to the significant variability in the rate at which HAE patients treat their acute attacks, the Company relies on an annualized treatment rate for net sales guidance.
    Total top-line revenue excludes potential royalties which would be earned from sales of LFRP product candidates that may receive marketing approval in 2014.
  Operating costs and expenses (cost of product sales, research and development expenses, and selling, general and administrative costs) to be in the range of $72-75 million.

Webcast and Conference Call

Date:	Friday, February 28, 2014
Time:	8:30 a.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 5, 2014 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 43553262. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company's key value drivers are its HAE business and its LFRP.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for ramucirumab and other product candidates in the LFRP, the prospects for continued clinical development of DX-2930 and projected revenues, and forecasts for KALBITOR net sales and operating costs and expenses for 2014. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty regarding KALBITOR’s market share;uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether one or more of new product candidates in the LFRP will be commercialized and generate royalties; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP. SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$12,599	$11,795	$40,526	$39,783
Development and license fees	$4,260	$4,235	$13,400	$14,867
Total revenues, net	$16,859	$16,030	$53,926	$54,650

Costs and expenses:
Cost of product sales	697	705	2,688	2,152
Research and development	6,469	7,364	29,695	30,028
Selling, general and administrative	8,938	10,043	38,742	39,915
Restructuring costs	-	-	-	1,440

Total costs and expenses	16,104	18,112	71,125	73,535

Income (loss) from operations	755	(2,082)	(17,199)	(18,885)

Other income (expense):
Interest and other income	8	92	214	111
Interest and other expense	(2,727)	(2,844)	(10,792)	(10,491)
Total other expense	(2,719)	(2,752)	(10,578)	(10,380)

Net loss	$(1,964)	$(4,834)	$(27,777)	$(29,265)

Net loss attributable to common stockholders	$(1,964)	$(4,834)	$(27,777)	$(29,265)

Net loss per share attributable to common stockholders, basic and diluted
	$(0.02)	$(0.05)	$(0.26)	$(0.30)

Shares used in computing basic and diluted net loss per share for common stockholders
	119,573,601	99,271,225	108,539,613	98,991,056

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION (Unaudited)

	December 31,	December 31,
	2013	2012
	(In thousands)
Assets

Cash, cash equivalents and investments	$ 111,381	$ 29,046
Accounts receivable, net	6,506	7,507
Inventory	8,362	9,989
Fixed assets	4,960	5,329
Restricted cash	1,100	1,100
Other assets	1,898	2,515
Total assets	$ 134,207	$ 55,486

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$ 14,822	$ 13,146
Deferred revenue	8,021	11,851
Note payable and other long-term debt	81,979	78,992
Other long-term liabilities	3,063	3,057
Total liabilities	107,885	107,046

Common and preferred stock and additional paid-in capital	560,282	454,620
Accumulated deficit and other comprehensive income	(533,960)	(506,180)

Total stockholders' equity (deficit)	26,322	(51,560)

Total stockholders' equity (deficit)	$ 134,207	$ 55,486

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations
and Corporate Communications
jrobinson@dyax.com